                                                                     EXHIBIT 5.1


[LETTERHEAD OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP]


May 8, 2000

Future Media Productions, Inc.
24811 Avenue Rockefeller
Valencia, California 91355

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Future Media Productions, Inc., a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 5,185,185 shares of Common Stock, no par value per share, of the Company, and an additional 777,777 shares of Common Stock, no par value per share, of the Company subject to the underwriters' over-allotment option, and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (collectively, the "Shares").

     We are of the opinion that the shares have been duly authorized and upon issuance and sale of the Shares in conformity with and pursuant to the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                            Respectfully submitted,


                                            TROOP STEUBER PASICH
                                            REDDICK & TOBEY, LLP